FORM 3

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

INITIAL STATEMENT OF

BENEFICIAL

OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities

Exchange Act of 1934, Section 17(a) of the

Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of

1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

Brumfield	Ken
(Last)	(First)	(Middle)

1020 Willow Creek
(Street)

Jacksonville	TX	75766-5122
(City)	(State)	(Zip)

2. Date of Event Requiring Statement (Month/Day/Year)	December 28, 2001

3. IRS Identification Number of Reporting Person if an entity
(Voluntary)

4. Issuer Name and Ticker or Trading Symbol	Stage Stores, Inc./STGS

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
___ Director _X_ Officer ____10% Owner ___ Other
(specify below) (specify below)
SVP, Credit_________________ _________________

6. If Amendment, Date of Original (Month/Day/Year)	N/A

7. Individual or Joint/Group Filing (Check Applicable Line)
_X__ Form Filed by One Reporting Person
____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
Common Stock	None
($0.01 par value)

Table II - Derivative Securities Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date (Month/Day/Year)	3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)	4. Conversion or Exercise Price of Derivative Security	5. Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
Stock Options		None

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Reponses:

/s/ Ken Brumfield	December 28, 2001
**Signature of Reporting Person	Date

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.